UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2014

ECO  BUILDING  PRODUCTS,  INC.
(Exact name of registrant as specified in its charter)

Colorado	000-53875	20-8677788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 West Vista Way,
Vista, CA 92083
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 760-732-5826

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02.   Unregistered Sales of Equity Securities.

On February 26, 2014, Eco Building Products, Inc. (the “Company”) issued an aggregate of 19,000 shares of Series A Preferred Stock, par value $0.001 per share, to Mr. Steve Conboy in consideration for services rendered to the Company, including for and as incentive to continue to assist and provide services to the Company. He now holds 30,000 shares of Series A Preferred Stock.

As a holder of outstanding shares of Series A Preferred Stock, Mr. Conboy is entitled to one hundred thousand (100,000) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The shares of preferred stock described above were not registered under the Securities Act of 1933 and are restricted securities.  The shares were issued pursuant to the registration exemption afforded the Company under Section 4(2) of the Securities Act due to the fact that Mr. Conboy is the Chief Executive Officer and Sole Director of the Company.  Mr. Conboy acquired these shares for his own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 5.03.   Amendments to Articles of Incorporation

On February 20, 2013, Eco Building Products, Inc. (the “Company”) filed a Restated and Amended Articles of Incorporation (the “Restatement”) with the Secretary of State of Colorado to reflect all of the corporate actions taken prior to that date.  All of those corporate actions have been previously disclosed in the Company’s periodic and current reports.  No other corporate actions are reflected in the Restatement.

A copy of the Restated and Amended Articles of Incorporation is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Restated and Amended Articles of Incorporation dated February 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO BUILDING PRODUCTS, INC

Date: February 26, 2014	By:	/s/ Steve Conboy
Steve Conboy
Chief Executive Officer